Exhibit 99.1

QSAM Biosciences Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Progress Shown in Phase 1 Clinical Program Evaluating CycloSam® Radiopharmaceutical Drug Candidate for Treatment of Metastatic Bone Cancer

AUSTIN, Texas, August 16, 2022 – QSAM Biosciences Inc. (OTCQB: QSAM), a company developing next-generation therapeutic radiopharmaceuticals, including Samarium-153-DOTMP (CycloSam®), for the treatment of bone cancer and related diseases, today announces financial results for the second quarter ended June 30, 2022, as filed with the SEC on August 15, 2022 in the Company’s Form 10-Q, and provides a corporate update.

Recent Corporate Highlights:

●	Initial, preliminary evaluation of the first patient dosed in Phase 1 clinical trial for CycloSam® for the treatment of metastatic bone cancer suggests promising results.
●	Second patient dosing and completion of the first cohort of patients in the trial is expected in the third calendar quarter.
●	Additional clinical trial sites for CycloSam® and additional nuclear reactor sites expected to be added in the third calendar quarter.
●	Third key patent received in the United States covering the production and delivery of CycloSam®, strengthening Company’s extensive patent portfolio.

“We are encouraged by the initial, preliminary data from the first patient dosed with CycloSam®. While it is too early for formal conclusions to be made of these early results, we did see positive signals in terms of safety and efficacy. CycloSam performed how we expected it to perform, even given the lowest dosage in our dose-escalating study. Over the next few months, we expect to make steady progress in our first clinical trial, including establishing additional trial sites that will help us treat more patients, and qualifying additional nuclear reactors to build redundancy and efficiencies in our supply chain,” stated Douglas R. Baum, CEO and co-founder of the Company.

“Our decision to postpone our planned equity raise and NASDAQ uplisting in May was based on market conditions at that time. We are now seeing the beginnings of a turn-around in the broader biotech markets. If these continue, and we achieve the progress we expect in our clinical trials over the next six months, we intend to revisit the uplisting process in early 2023. We are actively working towards creating shareholder value in conjunction with our most important mission to help adult and pediatric patients suffering from bone cancer,” added Baum.

Summary Financial Results for the Quarter Ended June 30, 2022:

(All numbers except shares are approximated)

Net loss attributable to common stockholders for the quarter ended June 30, 2022, was $1.33 million, compared to $3.07 million for the quarter ended June 30, 2021, a decrease of 57%.

Operating expenses were $1.26 million for the three months ended June 30, 2022, as compared to $2.90 million for the three months ended June 30, 2021. The $1.64 million decrease in operating expenses was largely due to a decrease in compensation and related expenses of $1.76 million in the three months ended June 30, 2022, which is comprised of $2.44 million of expenses from the vesting of Series E-1 Stock in the 2021 period as compared to $0.22 million of expenses from Series E-1 Stock vesting in the 2022 period, plus stock option compensation of $0.21 million and deferred management compensation of $0.24 million from an agreement with management to take reduced salaries in the 2022 period. In the second quarter of 2022, we also had an increase in professional fees of $0.07 million related to our terminated public offering, and an increase in research and development expense of $0.06 million related to our clinical trials, over the previous year period.

As of June 30, 2022, the Company had cash of approximately $0.43 million. The Company believes this is sufficient capital to support operations at the current pace into the third quarter of 2022. The Company expects to raise additional capital through equity or debt offerings in 2022 to support its clinical trials and other operating expenses.

As of June 30, 2022, the Company had 1,686,587 common shares outstanding. The Company did not issue any shares or options in the quarter. At the end of the second quarter of 2022 there were approximately 497,594 shares of common stock that could be issued upon the conversion of preferred stock, warrants and convertible debt, excluding employee stock options.

The following tables summarize our results of operations for the periods indicated, and are qualified in their entirety by the Company’s Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 15, 2022, including the financial footnotes contained therein:

QSAM BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$429,353	$1,499,866
Prepaid expenses and other current assets	108,221	135,014
Deferred offering costs	-	35,000
TOTAL CURRENT ASSETS	537,574	1,669,880

TOTAL ASSETS	$537,574	$1,669,880

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$994,464	$569,321
Accrued payroll and related expenses	588,805	95,400
Accrued Series B preferred stock dividends	228,584	153,343
Convertible notes payable, net of discount	550,550	532,400
Notes payable - related parties	7,500	7,500
Debentures	-	35,000
TOTAL CURRENT LIABILITIES	2,369,903	1,392,964

TOTAL LIABILITIES	2,369,903	1,392,964

Redeemable convertible preferred stock - Series A; $0.0001 par value, 1,500 designated Series A, and 480 shares issued and outstanding (liquidation preference of $706,800 and $693,580) as of June 30, 2022 and December 31, 2021	706,800	693,580

STOCKHOLDERS’ DEFICIT
Preferred stock, Series B, $0.001 par value; 2,500 shares authorized, 1,509 shares issued and outstanding (liquidation preference of $1,737,585 and $1,662,757) as of June 30, 2022 and December 31, 2021	2	2
Preferred stock, Series E-1, $0.0001 par value; 8,500 shares authorized, 0 shares issued and outstanding as of June 30, 2022 and December 31, 2021	-	-
Common stock, $0.0001 par value, 300,000,000 shares authorized, 1,686,587 and 1,652,102 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	169	165
Unearned deferred compensation	(472,292)	(900,742)
Additional paid-in capital	30,327,583	29,765,585
Accumulated deficit	(32,394,591)	(29,281,674)
TOTAL STOCKHOLDERS’ DEFICIT	(2,539,129)	(416,664)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$537,574	$1,669,880

QSAM BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2022	2021	2022	2021
REVENUES	$-	$-	$-	$-

OPERATING EXPENSES
Payroll and related expenses	791,721	2,552,199	1,548,120	5,015,020
Professional fees	218,006	151,858	857,411	954,686
General and administrative	49,300	51,794	168,768	46,048
Research and development expenses	204,216	147,453	459,053	221,407
Total Operating Expenses	1,263,243	2,903,304	3,033,352	6,237,161

LOSS FROM OPERATIONS	(1,263,243)	(2,903,304)	(3,033,352)	(6,237,161)

OTHER INCOME (EXPENSE)
Financing costs including interest	(20,203)	(899)	(38,340)	(38,528)
Gain on sale of equity method investment	-	-	-	100,000
Loss on debentures and accrued expenses converted to common stock	-	-	-	(390,068)
Loss on conversion of bridge notes and accrued interest	-	-	-	(744,505)
Total Other Expense, net	(20,203)	(899)	(38,340)	(1,073,101)

Loss from operations before income taxes	(1,283,446)	(2,904,203)	(3,071,692)	(7,310,262)

INCOME TAXES	-	-	-	-
NET LOSS	(1,283,446)	(2,904,203)	(3,071,692)	(7,310,262)

PREFERRED STOCK
Series A preferred contractual dividends	(6,018)	(162,819)	(13,220)	(170,717)
Series B preferred contractual dividends	(38,035)	-	(75,241)	-
Deemed dividend on conversion of Series A preferred stock to shares of common stock	-	-	-	(542,500)
Deemed dividend on warrant modification	-	-	(41,225)	-

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,327,499)	$(3,067,022)	$(3,201,378)	$(8,023,479)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS: BASIC AND DILUTED:	$(0.79)	$(4.42)	$(1.91)	$(12.72)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	1,677,681	693,323	1,677,681	630,645

QSAM BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the six months ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,071,692)	$(7,310,262)
Adjustments to reconcile net loss to net cash used in operations:
Common stock issued for services	254,751	693,566
Stock-based compensation to employees and directors	747,937	4,825,472
Loss on conversion of bridge notes and accrued interest	-	744,505
Loss on conversion of debentures and accrued expense to common stock	-	390,068
Paid-in-kind interest - convertible bridge notes	-	35,983
Amortization of debt discount	18,150	-
Changes in operating assets and liabilities
Decrease (increase) in prepaid expenses and other current assets	26,793	(12,621)
(Decrease) increase in accounts payable and accrued expenses	425,143	(69,366)
Increase in accrued payroll and related expenses	493,405	-
Net cash used in operating activities	(1,105,513)	(702,655)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on promissory notes – related parties	-	(33,492)
Deferred offering costs	35,000	-
Proceeds for the issuance of preferred stock – Series B	-	2,221,000
Net cash provided by financing activities	35,000	2,187,508

NET INCREASE (DECREASE) IN CASH	(1,070,513)	1,484,853

CASH - Beginning of period	1,499,866	8,304
CASH - End of period	$429,353	$1,493,157

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Payment of interest in cash	$-	$-
Payment of income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrual of contractual and deemed dividends on Series A convertible preferred stock	$13,220	$557,577
Accrual of contractual dividends on Series B convertible preferred stock	$75,241	$-
Deemed dividend on warrant modifications	$41,225	$-
Conversion of convertible bridge notes and accrued interest to 165,692 shares of common stock	$-	$3,633,983
Conversion of debentures and accrued expenses to common stock	$-	$125,000
Conversion of Series A preferred stock to common stock	$-	$120,000
Conversion of notes payable with related parties to Series B preferred stock and warrants	$-	$23,000

About QSAM Biosciences

QSAM Biosciences, Inc. is developing next-generation nuclear medicines for the treatment of cancer and related diseases. QSAM’s initial technology, CycloSam® (Samarium-153 DOTMP), is a clinical-stage bone targeting radiopharmaceutical developed by IsoTherapeutics Group LLC, pioneers in the nuclear medicine space who also have developed other FDA-approved radiopharmaceutical products. QSAM is led by an experienced executive team and Board of Directors that have completed numerous FDA approvals and multiple successful biotech exits.

CycloSam® has demonstrated preliminary safety and efficacy in animal studies and a single patient FDA-cleared human trial performed in 2020 at the Cleveland Clinic. This nuclear technology uses low specific activity Samarium-153 (resulting in far less undesirable europium impurity) and DOTMP, a chelator which targets sites of high mineral turnover (bone) and is believed to reduce or eliminate off-target migration making it, in management’s opinion, an ideal agent to treat primary and secondary bone cancers. Since CycloSam® delivers targeted radiation selectively to the skeletal system, it is also believed to be an important candidate for use in bone marrow ablation as pre-conditioning for bone marrow transplantation, and in procedures to reduce external beam radiation to bone tumors. This multi-patented drug candidate utilizes a radioisotope previously approved by the FDA, combined with a novel targeting chelant that has demonstrated preliminary increased efficacy and decreased side effects in animal models and veterinary treatment of bone cancer in dogs. Further, CycloSam® utilizes a streamlined, just-in-time manufacturing process that is well established.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements.” These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, regulatory risks, clinical trial risks, early stage versus late stage product safety and efficacy, actions of our competitors, the extent to which we are able to develop new products and markets, supply chain risks, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

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